Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Patrick Spratt KVH Industries pspratt@kvh.com	Christine Mohrmann Financial Dynamics 212-850-5600

KVH Industries Reports Second Quarter 2010 Results

•	Record quarterly revenue of $29.5 million up 35% from prior year

•	Record quarterly earnings of $5.3 million or $0.36 per diluted share, including a net $3.3 million tax benefit

•	Excluding a change in deferred tax valuation allowance, quarterly adjusted net income was approximately $1.3 million, and adjusted EPS was $0.09

MIDDLETOWN, RI – July 26, 2010 – KVH Industries, Inc., (Nasdaq: KVHI) today reported financial results for the second quarter ended June 30, 2010. Revenue for the second quarter of 2010 was $29.5 million, up 35% from the quarter ended June 30, 2009. Diluted earnings per share for the quarter totaled $0.36 on net income of $5.3 million. Net income resulted from pre-tax earnings of $2.0 million and a net $3.3 million income tax benefit. Excluding the income tax benefit from the change in deferred income taxes valuation allowance, quarterly adjusted net income was approximately $1.3 million, and adjusted EPS was $0.09. During the same period last year the company reported net income of $0.2 million or $0.01 per diluted share, on revenues of $21.9 million.

For the six months ended June 30, 2010, revenue was $57.5 million, up 43% compared to $40.1 million for the six months ended June 30, 2009. KVH reported net income of $7.4 million or $0.50 on a per diluted share basis for the first six months of 2010. Excluding the income tax benefit from the change in deferred income taxes valuation allowance, year to date adjusted net income was approximately $3.4 million, and year to date adjusted EPS was $0.23 per diluted share. During the same period last year, the company reported a net loss of $2.4 million or $0.17 on a per share basis.

“Strong performance in each of our major markets during the second quarter led to our second consecutive record for quarterly revenue as well as a better-than-expected bottom line bolstered by a sizable tax benefit. Even without the income tax benefit, our income from operations was still higher than anticipated. Our strategic initiatives in fiber optic gyros (FOGs) and global satellite communications continued to drive our growth. We also enjoyed renewed growth from some of our other business areas that have been stressed by the economy for quite a while,” explained Martin Kits van Heyningen, KVH’s chief executive officer.

KVH’s defense-related guidance and stabilization revenue from the company’s FOG solutions, TACNAV® military navigation systems, and related services was approximately $12.8 million in the second quarter of 2010, up 38% on a year-over-year basis. “With product sales of roughly $10.6 million, a 49% increase from the same period last year, our FOG business set a new sales record while making a significant contribution to our top and bottom line success. We are sustaining this momentum with recent orders for more than $9.0 million in FOGs for remote weapon stations. We also experienced success in the commercial FOG market spurred by the strong demand for our compact and affordable three-axis inertial navigation systems,” said Mr. Kits van Heyningen.

In the second quarter of 2010, mobile communications revenue from marine, land, and aeronautical products and services was $16.7 million, up 33% on a year-over-year basis. Mr. Kits van Heyningen commented, “With our mini-VSAT Broadbandsm satellite communications service, we set ourselves apart from the competition by building the only seamless global multi-megabit spread spectrum network for ships and planes. As a result, second quarter airtime revenue from mini-VSAT Broadband showed strong year-over-year and sequential growth. Mobile communications sales also benefitted from roughly $1.5 million in shipments of our aviation satellite TV system as well as a gratifying uptick in sales of our land mobile satellite TV systems for recreational vehicles.”

Speaking about the company’s financial results, Patrick Spratt, KVH’s chief financial officer, said, “Our second quarter performance was once again strong and exceeded our expectations on both the top and bottom lines. In spite of the generally weak global economic conditions, we have continued to grow. Our strategic initiatives are progressing well. While gross margin for the quarter was slightly lower than expected, operating expenses were in line. The higher-than-anticipated revenue level contributed to operating earnings that exceeded what we had anticipated for the quarter. The balance sheet remained quite strong with our cash, cash equivalents, and marketable securities position increasing $3.7 million since March 31, 2010, to more than $45 million. At the end of the quarter, we concluded that it is more likely than not that we will be able to realize the majority of our deferred tax assets over the next several years. As a result, we recorded an income tax benefit of $4.0 million related to the release of the associated deferred tax asset valuation allowance.”

Looking ahead to the remainder of the year, Mr. Spratt said, “For the third quarter we expect revenue to again show solid growth in the range of 18-26% compared to the third quarter of 2009. We anticipate a sequential decline compared to the second quarter of 2010 because, as planned, there will be no shipments for our aviation TV antenna, and we expect to see the normal seasonal decline in demand in the leisure marine markets. This sequential decline, along with continuing investments in the mini-VSAT Broadband global infrastructure are expected to result in EPS in the range of $0.05 to

$0.10. Full year 2010 is developing a little better than our original expectations. We anticipate that in the fourth quarter we will see a sequential increase in revenue and EPS, leading into what we expect will be a long-term trend of operating profit growth, driven by the growth of our strategic businesses but still subject to historical patterns of seasonality.”

Recent Operational Highlights:

•	On June 9, 2010, KVH revealed that Rafael Advanced Defense Systems had selected KVH’s DSP-4000 dual-axis FOG for integration within its remote weapon stations.

•	On June 3, 2010, KVH announced that it had received a new $7.1 million order for its DSP-3100 FOGs for use in remote weapon stations.

•	On June 1, 2010, KVH announced that Fleetwood RV would be using KVH’s TracVision® satellite TV systems on its 2011 model year motor homes.

•	On May 14, 2010, KVH announced that it had received a $2.0 million order for its TACNAV II tactical navigation systems from an international military customer.

KVH is webcasting its second quarter conference call live at 10:30 a.m. Eastern time today through the company’s website. The conference call can be accessed via the company’s website at http://investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.

About KVH Industries, Inc.

KVH Industries (www.kvh.com) is a leading manufacturer of solutions that provide global high-speed Internet, television and voice services via satellite to mobile users at sea, on land, and in the air. KVH is also a premier manufacturer of high performance sensors and integrated inertial systems for defense and commercial guidance and stabilization applications. The company is based in Middletown, RI, with facilities in Tinley Park, IL, Kokkedal, Denmark, and Singapore.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, anticipated revenue growth, anticipated profitability, anticipated orders for our mobile communication and military products, and anticipated improvements in our competitive position. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: the impact of extended economic weakness on the sale and use of motor vehicles and marine vessels; the need to increase sales of the TracPhone V7 and related services to improve airtime gross margins; delays or an inability to expand coverage of the mini-VSAT Broadband service to new regions; the potential inability to secure adequate Ku-band satellite capacity or the licenses necessary for any expansion of the mini-VSAT Broadband network; the need for or delays in qualification of products to customer or regulatory standards; unanticipated declines or changes in customer demand, due to economic, seasonal and other factors, particularly with respect to the TracPhone V7; the unpredictability of military budget priorities as well as the order timing, purchasing schedules and priorities for our defense products, including possible order cancellations; potential reductions in our overall gross margins in the event of a shift in product mix; and currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 4, 2010. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including the following marks: KVH, KVH logo, Azimuth, TracVision, TracPhone, Tri-Americas, TACNAV, DataScope and the DataScope logo, Sailcomp, mini-VSAT Broadband and the mini-VSAT Broadband logo, and the banded, dome-shaped housing of its satellite antennas. Other trademarks are the property of their respective companies.

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KVH INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Sales:
Product	$24,622	$18,129	$48,656	$33,693
Service	4,875	3,727	8,823	6,438

Net sales	29,497	21,856	57,479	40,131

Costs and expenses:
Costs of product sales	13,771	11,389	26,893	22,479
Costs of service sales	4,231	2,688	7,287	4,375
Research and development	2,500	1,858	5,083	3,973
Sales, marketing and support	4,738	3,971	9,236	8,130
General and administrative	2,316	1,853	4,681	3,780

Total costs and expenses	27,556	21,759	53,180	42,737

Income (loss) from operations	1,941	97	4,299	(2,606)

Interest income	92	93	183	205
Interest expense	59	25	82	37
Other income, net	32	10	63	8

Income (loss) before income tax benefit	2,006	175	4,463	(2,430)
Income tax benefit	3,318	16	2,927	64

Net income (loss)	$5,324	$191	$7,390	$(2,366)

Net income (loss) per common share:
Basic	$0.37	$0.01	$0.52	$(0.17)

Diluted	$0.36	$0.01	$0.50	$(0.17)

Weighted average number of common shares outstanding:
Basic	14,373	13,956	14,298	13,982

Diluted	14,770	14,113	14,738	13,982

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KVH INDUSTRIES, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

Net Income Excluding Income Tax Benefit from Change in Deferred Income Taxes Valuation

Allowance (in thousands, unaudited)

	Three Months Ended June 30, 2010	Six Months Ended June 30, 2010
Net income - GAAP	$5,324	$7,390

Income tax benefit from change in deferred income taxes valuation allowance	3,982	3,982

Adjusted net income	$1,342	$3,408

Adjusted net income per common share:
Basic	$0.09	$0.24

Diluted	$0.09	$0.23

Adjusted weighted average number of common shares outstanding:
Basic	14,373	14,298

Diluted	14,855	14,826

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	June 30, 2010	December 31, 2009
ASSETS
Cash, cash equivalents and marketable securities	$45,549	$41,304
Accounts receivable, net	18,263	15,803
Inventories	14,196	13,387
Deferred income taxes	1,471	—
Other current assets	1,547	1,632

Total current assets	81,026	72,126

Property and equipment, net	17,760	15,777
Deferred income taxes	5,862	3,334
Other non-current assets	6,247	6,509

Total assets	$110,895	$97,746

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$13,684	$10,358
Deferred revenue	1,003	961
Current portion of long-term debt	121	117

Total current liabilities	14,808	11,436

Other long-term liabilities	822	902
Long-term debt, excluding current portion	3,747	3,808
Stockholders’ equity	91,518	81,600

Total liabilities and stockholders’ equity	$110,895	$97,746

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